Exhibit 10.8
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of January 31, 2005 (the “Effective Date”), is entered into by and between ACCIN CORPORATION, a New Jersey corporation (the “Company”), and Michael Kvitnisky, an individual (“Employee”).
BACKGROUND
     The Company wishes to employ Employee as Chief Executive Officer and Employee wishes to enter into the employ of the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Company and Employee, intending to be legally bound, hereby agree as follows;
ARTICLE I
EMPLOYMENT AND TERM
1.1 Employment. The Company hereby employs Employee as Chief Executive Officer of the Company for the period and upon the terms and conditions provided in this Agreement and Employee accepts such employment upon the terms and conditions provided in this Agreement.
1.2 Term. The term of this Agreement shall commence on the June 1, 2005 (the “Effective Date”) and end on May 30, 2008 (the “Initial Term”). This Agreement shall be automatically renewed thereafter and continue in full force and effect for consecutive one-year terms after the expiration of the Initial Term unless (i) either party elects to terminate this Agreement at the end of the then-current term by giving the other party written notice of termination at least four (4) months prior to the end of the then-current term, or (ii) unless earlier terminated in accordance with the terms of this Agreement. The Initial Term, together with each additional one-year term for which this Agreement is continued as described above, is hereafter referred to as the “Term.”
ARTICLE II
DUTIES
2.1 Duties. As Chief Executive Officer, Employee shall have such authority and such responsibilities as the Board of Directors of the Company reasonably may determine from time to time which are consistent with such position. During the term of this Agreement, Employee shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company and shall not, during the Term, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. This shall not be construed as preventing Employee from investing his assets in such form or manner as will not require services on the part of Employee that interfere with Employee’s performance of his duties hereunder or from serving actively on the board of directors, advisory board or similar body of any other entity not in competition with the Company, nor shall it be construed to preclude Employee from performing civic or charitable services.
2.2 Agreement. Employee shall act in accordance with the Company’s Articles of Incorporation, By-Laws and Pre-Incorporation and Shareholders Agreement executed contemporaneous herewith and any amendments thereto (“Shareholders’ Agreement”).
2.3 Restrictions. Employee may not, without approval by the Board of Directors or Shareholders, as may be required by the By-Laws or Shareholders’ Agreement:
a. Retain, either orally or by written employment agreement an officer or senior level manager.
b. Incur any indebtedness on behalf of the Company, except in the ordinary course of business.
c. Issue any securities on behalf of the Company; except as maybe permitted pursuant to a duly adopted stock option plan.
d. Enter into any loan, lease or financing agreement which requires the Company to expend more than $50,000.
e. Terminate the employment of any executive or senior manager of the Company.
f. Institute a lawsuit in the name of the Company except to collect outstanding accounts receivables or for amounts due under a contract.
g. Issue any bonus to an executive, officer or senior manager of the Company, except as approved by the Board.
h. Increase the compensation approved by the Directors for any executive or officer of the Company.
July 7, 2005

ARTICLE III
COMPENSATION
3.1 Compensation. During the term of his employment, as compensation for the services rendered by Employee to the Company, Employee shall receive the following:
Base Compensation. The Company shall pay to Employee an annual base salary (“Base. Compensation”) of $52,000, during the initial year of this agreement, unless otherwise modified by agreement of the parties. After the initial year of this Agreement, Employee’s Base Compensation shall be increased to a sum consistent with industry standards, so long as such amount is commensurate with the Company’s income, earnings and business model and is approved by the Board of Directors. Employee’s Base Compensation shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.
b. Stock Option. It is the intention of the Board of Directors of Company to consider the implementation of an employee stock option plan, which, if implemented, Employee shall be a participant.
c. Milestone Payments. Employee shall be entitled to share in the “Milestone” payments as determined by the Board of Directors.
3.2 Employee Benefits. During the Term, Employee shall have the right to participate in Company annual 401(k) plan, or the Company shall contribute to Employee’s SEP IRA if no 401(k) plan is established, and those insurance, disability or other benefit plans or programs that has been or is hereafter adopted by the Company on terms similar to other senior executives of the Company, in each case subject to and in accordance with the terms of such plan or program. The Company shall pay for comprehensive full medical insurance for Employee, consistent with the medical insurance provided to other employees of Company.
3.3 Vacation and Personal Days. Employee shall be entitled to paid time off for sick, vacation, and personal days of five (5) weeks per annum. In addition, Employee shall be entitled to all legal holidays during which the Company is closed for business, as may be determined by the Board of Directors from time to time.
3.4 Expenses. Employee shall be reimbursed for all reasonable and necessary business-related expenses in accordance with the Company’s expense reimbursement procedures.
July 7, 2005

ARTICLE IV
TERMINATION
     Notwithstanding any other provision of this Agreement, Employee’s employment with the Company may be terminated as set forth below:
4.1 Termination for Cause. The Company may discharge Employee at any time for “Cause” by majority vote of the members of the Board of Directors. For purposes of this Agreement, “Cause” shall include, without limitation:
     (i) an act of dishonesty by Employee;
     (ii) Employee engages in any conduct that is criminal in nature;
     (iii) any action that resulted in or was intended to result in gain to or personal enrichment of Employee at the Company’s expense;
     (iv) the willful engaging by Employee of misconduct which is injurious to the Company;
     (v) Employee misappropriates any assets or business opportunity of Company for Employee’s own use or causes material harm to Company;
     (vi) The habitual intoxication or drug addiction of Employee that interferes with the performance of the essential functions of Employee’s duties hereunder;
     (vii) Conduct by Employee that constitutes sexual harassment or sexual misconduct;
     (viii) failure to perform his duties under this Agreement or to otherwise comply with the terms of this Agreement, if Employee does not cure such failure within thirty (30) days after his receipt of written notice of such failure; provided, that if requested by Employee prior to the expiration of such thirty (30) day period, Employee shall be afforded a reasonable opportunity to be heard by the Board of Directors prior to termination.
     4.2 Voluntary Termination. Employee may resign at any time on four (4) month’s advance written notice (a “Voluntary Termination”). After Voluntary Termination, the Company shall have no further obligations or liabilities hereunder to Employee other than payment of Base Compensation and expense reimbursements for periods prior to the last date of Employee’s employment hereunder.
     4.3 Death. Upon Employee’s death during the Term, the Company shall pay to his estate his Base Compensation through the date of death and the Company shall have no further obligations or liabilities hereunder to Employee’s estate or legal representative or otherwise, other than the payment of expense reimbursements for periods of employment prior to the date of Employee’s death and as may be provided in the Shareholders’ Agreement.
July 7, 2005

          4.4 Disability.
               4.4.1 Compensation During Disability. If Employee becomes unable with (if Employee so requests in writing) or without reasonable accommodation to perform the essential functions of Employee’s duties due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause, Company will continue the payment of Employee’s Base Compensation pursuant to Paragraph 3 for a period of sixty (60) days following the date that Employee first is unable to perform the essential functions of Employee’s duties due to such disability or incapacity provided, however, that the Company shall be entitled during the period of illness or incapacity to reduce the Base Compensation payable to Employee by the amount, if any, received or receivable by Employee from Company-sponsored or reimbursed disability insurance or from worker’s compensation, social security or other governmental programs relating to the illness or incapacity. Thereafter, Company shall have no obligation for the payment of Employee’s Base Compensation pursuant to Paragraph 3, or any other compensation payments to Employee during the continuance of such disability or incapacity. Notwithstanding anything to the contrary contained herein, Employee shall not be entitled to receive salary or other compensation payments pursuant to this subparagraph 4.2.2 for more than ninety (90) days in any consecutive twenty-four (24) month period.
               4.4.2 Termination Due to Disability. If Employee is unable with (if Employee so requests in writing) or without reasonable accommodation to perform the essential functions of Employee’s duties due to partial or total disability or incapacity resulting from a mental or physical illness or any similar cause for a period of three hundred sixty five (365) consecutive days or for a cumulative period of three hundred sixty five (365) days during any eighteen (18) month period, Company shall have the right to terminate this Agreement immediately after the expiration of the three hundred sixty fifth (365th) day of disability, without the requirement of any further notice, in which event Company shall have no further obligations or liabilities hereunder after the date of such termination, except as may be otherwise provided in the Shareholders’ Agreement.
          4.5 Termination without Cause; Termination with Good Reason. The Company may discharge Employee at any time on four (4) months written notice (“Termination without Cause”), and Employee may terminate his employment with the Company on thirty (30) days written notice following (i) any reduction in Employee’s title and any material reduction in Employee’s duties or responsibilities or working conditions, (ii) any material adverse change in Employee’s compensation or benefits, not agreed to by Employee (iii) if the Company has committed a material breach of this Agreement, if Employee gives thirty (30) days’ prior written notice specifying in detail the nature of such alleged default and Company fails to cure such default or, if such default is likely to take longer than thirty (30) days, then Company diligently commences to cure such default; (“Termination With Good Reason”).
July 7, 2005

     Upon a Termination without Cause or Termination With Good Reason, the Company shall pay to Employee Base Compensation for a period of eighteen (18) months from the date of termination. In addition, in the event that Employee’s position with the Company is terminated without cause then Employee may elect to have the Company acquire his common stock pursuant to the provision of the Shareholders’ Agreements. After termination for Cause or Voluntary Termination, the Company shall have no further obligations or liabilities hereunder to Employee other than payment of Base Compensation and expense reimbursements for periods prior to the last date of Employee’s employment hereunder.
ARTICLE V
TRADE SECRETS AND
5.1 Company Property. All advertising, sales and other materials or articles or information, including without limitation, data processing reports, customer sales analyses, invoices, price lists or information, or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Employee’s employment hereunder, are and shall remain the sole and confidential property of the Company. If the Company requests the return of such materials at any time during or after the termination of Employee’s employment, Employee shall immediately deliver the same to the Company.
5.2 Trade Secrets. During the Term of this Agreement and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any material referred to in subparagraph 5.1 above or any trade secrets or other intellectual property, knowledge or processes of or developed by or for the Company or any other confidential information relating to or dealing with the assets, business operations or activities of the Company, made known to Employee or learned or acquired by Employee while in the employ of the Company.
5.3 Inventions. Any and all ideas, writings, improvements, processes, inventions, procedures and/or techniques and other creative works and works of authorship, whether or not patentable or copyrightable, which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the Term of this Agreement, whether during working hours or at any time before or after working hours and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations (collectively, the “Intellectual Property”), shall be deemed “Work For Hire” and shall be the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of any and all Intellectual Property. Employee
July 7, 2005

hereby assigns and transfers to the Company all his right, title and interest in and to the Intellectual Property, in consideration of his rights -hereunder and without any additional consideration, and agrees to do everything necessary or desirable to vest the absolute title thereto in the Company (including, without limitation, signing and delivering all documents requested by the Company, such as assignments, certificates and other evidences of transfer and patent and copyright applications and the like).
5.4 Reasonable Employee acknowledges and agrees that the type, nature and scope of the restrictions contained in the foregoing subparagraphs 5.1, 5.2 and 5.3 (including restrictions without any geographic limitation) are reasonable and necessary under the circumstances in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
5.5 Survival. Paragraphs 5.1 to 5.4 shall survive the termination of Employee’s employment as well as the expiration of this Agreement at the end of the Term or at any time prior thereto.
ARTICLE VI
REPRESENTATION AND WARRANTIES
6.1 Representation and Warranties. Employee represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder; that the execution and delivery of this Agreement and his performance of his duties hereunder shall not result in a breach of, or constitute a default under, any agreement or understanding, oral or written, to which he is a party or by which he may be bound; and this Agreement represents the valid and legally binding obligation of Employee and is enforceable against him in accordance with its terms.
July 7, 2005

ARTICLE VII
MISCELLANEOUS
7.1 Withholding. Employee acknowledges and agrees that he is responsible for paying any and all federal, state, and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings and regulations.
7.2 Indulgences, etc. Neither the failure nor any delay on the part of either party to exercise any right, power, privilege or remedy hereunder (“Right”) under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
7.3 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of New Jersey, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
7.4 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to the parties last address registered wit the Company. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.
7.5 Binding Nature of Agreement: Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Employee, his heirs and legal representatives. Upon the transfer of all or substantially all of the assets or business of the Company, whether by merger, consolidation, purchase or otherwise, the Company shall have the right to assign this Agreement to the transferee, including without limitation the provisions regarding confidentiality, in which case such transferee shall be deemed substituted for the Company and shall be deemed to be a party hereto. Employee hereby agrees and consents to any assignment pursuant to the preceding sentence.
July 7, 2005

7.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
7.7 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
7.8 Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained; provided that in the event of any conflict between the terms of this Agreement and the terms of the Limited Partnership Agreement, the terms of the Limited Partnership Agreement shall govern and this Agreement shall be deemed amended to be consistent therewith. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
7.9 Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the 14th day of July, 2005.

Accin Corporation

	By:	/s/ Michael Kvitntsky

	Attest:	/s/ Mike West

Corporate Seal

Witness:	/s/ Michael Kvitntsky

Michael Kvitntsky
July 7, 2005